Exhibit 10.31

OFFICE LEASE

by and between

CLARENDON HILLS INVESTORS, LLC,

a California limited liability company,

as Landlord

and

COTHERIX, INC.

a Delaware corporation

as Tenant

2000 Sierra Point Parkway

Brisbane, California 94005

OFFICE LEASE

THIS LEASE is entered into as of May 5, 2006 (the “Effective Date”), by and between CLARENDON HILLS INVESTORS, LLC, a California limited liability company (“Landlord”), and COTHERIX, INC., a Delaware corporation (“Tenant”).

1. BASIC LEASE INFORMATION. The following is a summary of basic lease information. Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any other provisions of this Lease, the provisions of this Article 1 shall control. Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary that appears at the end of this Lease.

Building:	The Building located at 2000 Sierra Point Parkway, Brisbane California 94005, consisting of approximately 218,500 square feet of Rentable Area

Premises:	The area shown on Exhibit A. The Premises are located on the fifth and sixth floors and known as suite numbers 501 and 600.

Rentable Area of Premises:	28,479 square feet of Rentable Area

Term:	Sixty (60) Months

Scheduled Date for
Delivery of Premises:	September 1, 2006

Commencement Date:	The last to occur of (i) Substantial Completion of the Tenant Improvements (as defined in the Work Letter) or (ii) fourteen (14) days after Tenant has been allowed early occupancy of the Premises for purposes of preparing the Premises for its occupancy

Rent Commencement Date:	Commencement Date

Expiration Date:	Sixty (60) Months following the Commencement Date

Base Rent Schedule:

Period	Monthly Rate Per Square Foot	Monthly Base Rent
Commencement Date – Month 5	$2.30 (abated)	$65,501.70 (abated)
Month 6 – Month 12	$2.30	$65,501.70
Month 13 – Month 24	$2.40	$68,349.60
Month 25– Month 36	$2.50	$71,197.50
Month 37 – Month 48	$2.60	$74,045.40
Month 49 – Month 60	$2.70	$76,893.30

Tenant’s Pro Rata Share:	13.03%

Base Year:	Calendar Year 2006

Security Deposit:	Two hundred thousand dollars ($200,000), reducing to one hundred thousand dollars ($100,000) after Month 30 of the Lease Term, on condition that there be no continuing Event of Default. The Security Deposit may be in cash or, at Tenant’s option, in the form of a letter of credit.

Guarantor:	none

Parking:	94 unreserved spaces

Use:	General office use and related lawful purposes

Addresses for Notice:

Landlord:	Clarendon Hills Investors, LLC 101 Redwood Shores Parkway, Suite 100 Redwood City, CA 94065 Attention: Stephen P. Diamond

with a copy to:	Kent Mitchell, Esq. Mitchell, Herzog & Klingsporn, LLP 550 Hamilton Avenue Palo Alto, CA 94301

Tenant (before Commencement Date):

CoTherix, Inc. 5000 Shoreline Court, Suite 101 South San Francisco, CA 94080 Attn: CFO

Tenant (after Commencement Date):

CoTherix, Inc. 2000 Sierra Point Parkway, Suite 600 Brisbane, CA 94005 Attn: CFO

with a copy to:	Greenberg Traurig, LLP 1900 University Avenue, 5th Floor East Palo Alto, CA 94303 Attn: Toni Pryor Wise

Brokers:	BT Commercial (Landlord’s Broker)

BT Commercial (Tenant’s Broker)

Rent (defined in Section 5.2) is payable to the order of Clarendon Hills Investors, LLC at the following address:

Clarendon Hills Investors, LLC 2000 Sierra Point Pkwy., Management Office Brisbane, CA 94005

Normal Business Hours:	7:00 a.m. to 6:00 p.m. Monday through Friday

2. PREMISES

2.1. Premises. Subject to the terms, covenants and conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those premises (the “Premises”) shown on the building plan attached as Exhibit A. The approximate total Rentable Area of the Premises is specified in Article 1. The building in which the Premises shall be located is sometimes referred to herein as the “Building”. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby reserves the exclusive right to the exterior side walls, rear walls and roof of the Building.

2.2. Common Area. Landlord hereby grants to Tenant and its employees, agents, contractors and invitees (collectively, “Tenant’s Agents”) a non-exclusive license to use the public areas, sidewalks, driveways, parking areas and other public amenities (the “Common Area”) associated with the Premises during the Term. Together, the Premises, the Building and the Common Area are sometimes referred to in this Lease as the “Property.” Tenant’s rights to the Common Area shall be subject to the Rules and Regulations described in Section 23.1 and to Landlord’s reserved rights described in Article 16.

2.3. Parking. Tenant shall have the right to use the number of parking spaces specified in Article 1. Tenant’s license shall not be assigned, sublet or otherwise transferred separately from the Premises. Tenant agrees that neither Tenant nor Tenant’s Agents shall use parking spaces in excess of the number of spaces allocated to Tenant or in areas designated for other uses. Landlord shall have the right, at Landlord’s sole discretion, to specifically designate the location of Tenant’s parking spaces within the parking areas of the Common Area, but shall use reasonable efforts to locate such spaces as close as possible to the Building. Tenant’s designated parking spaces (if any) may be relocated by Landlord from time to time upon written notice. Tenant shall not at any time park, or permit the parking of the trucks or vehicles of Tenant or Tenant’s Agents in any portion of the Common Area not designated by Landlord for such use. Tenant shall not park nor permit to be parked any inoperative vehicles or store any materials or equipment on any portion of the parking area or other areas of the Common Area. Tenant agrees to assume responsibility for compliance by Tenant’s employees and agents acting within the scope of their agency with the parking provisions contained in this Section. Tenant hereby authorizes Landlord at Tenant’s expense to attach violation stickers or notices to such vehicles not parked in compliance with this Section and to tow away any such vehicles. In addition, a specific section of the parking area may be set aside by Landlord for visitor parking for the Property.

2.4. Fitness Center. Tenant’s employees may use the existing fitness center facilities located in the Building (“Fitness Center”) on a non-exclusive basis at no charge during the Term, subject to the Rules and Regulations, so long as Landlord operates the Fitness Center as part of the Common Area..

2.5. Conference Center. Subject to Landlord’s reserved rights described in Article 16, Tenant may utilize the building conference center without charge on two (2) days per quarter and at other times subject to the Rules and Regulations for Landlord’s standard charge.

3. ACCEPTANCE

Except as provided in Section 9.1 and Exhibit E (the Work Letter), the Premises as furnished by Landlord consist of the improvements as they exist as of the Effective Date and Landlord shall have no obligation for construction work or improvements on or to the Premises, the Building or the Common Area. Prior to entering into this Lease, Tenant has made a thorough and independent examination of the Property and all matters related to Tenant’s decision to enter into this Lease. Tenant is thoroughly familiar with all aspects of the Property and is satisfied that it is in an acceptable condition and meets Tenant’s needs. Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Property, the Building Structure, or the Building Systems, (including, without limitation, indoor air quality), (b) the existence, quality, adequacy or availability of utilities serving the Property, (c) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (d) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (e) Hazardous Materials in the Premises, or on, in under or around the Property, (f) zoning, entitlements or any laws, ordinances or regulations which may apply to Tenant’s use of the Premises or business operations, or (g) any other matter. Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Subject to Section 9.1 and Exhibit E (the Work Letter), Tenant accepts the Premises in their existing “as is” condition. Tenant shall, by entering into and occupying the Premises, be deemed to have accepted the Premises and to have acknowledged that the same are in good order, condition and repair. Upon the Delivery of the Premises, Tenant shall execute and deliver to Landlord the Acceptance Form attached here to Exhibit D.

4. TERM

4.1. Term. The Premises are leased for a term (the “Term”) commencing on the Commencement Date and expiring on the Expiration Date. As of the Effective Date, the parties anticipate that the Premises will be delivered to Tenant for the construction of the Tenant Improvement Work described in Exhibit B on or before the Scheduled Date for Delivery of the Premises. The Term shall end on the Expiration Date, or such earlier date on which this Lease terminates pursuant to its terms. The date upon which this Lease actually terminates, whether by expiration of the Term or earlier termination pursuant to the terms of this Lease, is sometimes referred to in this Lease as the “Termination Date.” Upon delivery of possession, Landlord and Tenant shall execute an Agreement Regarding Commencement Date, Rent Commencement Date, Expiration Date, Base Rent and Rentable Area substantially in the form of Exhibit B. Such notice shall be executed promptly after all of the information set forth in the notice has been determined; provided that failure to do so shall not in any way affect either party’s rights or obligations under this Lease.

4.2. Failure to Deliver Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant on or prior to the Scheduled Date for Delivery of the Premises, then the validity of this Lease and the obligations of Tenant under this Lease shall not be affected and Tenant shall have no claim against Landlord arising out of Landlord’s failure to deliver possession of the Premises on the Scheduled Date for Delivery of the Premises. In the event Landlord has not delivered the Premises to Tenant within sixty (60) days after the Scheduled Date for Delivery of the Premises (plus the number of days of Tenant Delay, as that term is defined in the Work Letter and any delays caused by Force Majeure), Tenant shall have the right to terminate this Lease by delivery to Landlord of a termination notice (the “Termination Notice”) which shall be effective thirty (30) days after receipt by Landlord, unless within such 30-day period the Premises are delivered to Tenant. In the event Landlord has not delivered the Premises to Tenant within one hundred eighty (180) days after the Scheduled Date for Delivery of the Premises (plus the number of days of Tenant Delay, as that term is defined in the Work Letter, but without including any delays caused by force majeure, including but not limited to delays caused by weather, action of the elements, war, riot or civil insurrection, general building moritoria, labor disputes, inability to procure or a general shortage of labor or materials in the normal channels of trade, delay in transportation; delay in inspections; or any other cause beyond the reasonable control of Landlord), Tenant shall have the right to terminate this Lease by delivery to Landlord of a Termination Notice. The event Tenant elects to terminate this Lease, Tenant must deliver the Termination Notice to Landlord prior to the date the Premises are delivered to Tenant. Upon such termination, Landlord shall immediately return the Security Deposit, prepaid rent and any other amounts delivered by Tenant to Landlord hereunder and thereupon, this Lease shall terminate and neither party shall have any further obligation or liability to the other under this Lease.

4.3. Early Possession. Tenant shall have the right to take possession of the Premises up to 30 days before the Commencement Date for the sole purpose of performing improvements or installing furniture, voice and data cabling, equipment or other personal property, provided that such action does not interfere with any work being performed by the Landlord or the Landlord’s timely delivery of the Premises. In addition, Tenant shall have the right to take possession of the Premises up to 14 days before the Commencement Date for the sole purpose of performing improvements or installing furniture, voice and data cabling, equipment or other personal property. Any such early possession shall be subject to the terms and conditions of this Lease, provided that Tenant shall not be obligated to pay Rent (defined in Section 5.2).

4.4. Renewal Option. Tenant shall have two (2) successive options (the “Renewal Option”) to extend the Term of the Lease for the entire Premises then being leased to Tenant for a period of three (3) years each (the “Renewal Term”). Each Renewal Term shall commence on the day after the Expiration Date. Each Renewal Option shall be void if an uncured default by Tenant exists, either at the time of exercise of the Renewal Option or the time of commencement of the Renewal Term, with respect to which Tenant has received notice and has had the opportunity to cure pursuant to this Agreement. Each Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not more than twelve (12) months and not less than nine (9) months prior to the expiration of the current Term. Each Renewal Term shall be upon the same terms and conditions as the original Term, except that (a) the Base Rent payable pursuant to Section 4.1 with respect to the Renewal Term shall be equal to the Prevailing Market Rent as of the commencement of the Renewal Term, as determined pursuant to Exhibit C; (b) Tenant shall not be entitled to any tenant improvement allowance during the Renewal Term; and (c) from and after the exercise of the Renewal Option, (i) all references to “Expiration Date” shall be deemed to refer to the last day of each Renewal Term, and (ii) all references to “Term” shall be deemed to include the Renewal Term. The Renewal Option is personal to Tenant and shall be inapplicable and null and void if Tenant sublets or assigns its interest under this Lease, other than to a Permitted Transferee (defined below)

5. RENT

5.1. Base Rent. Commencing upon the Rent Commencement Date, and thereafter during the Term, Tenant shall pay to Landlord the monthly Base Rent specified in Article 1 on or before the first day of each month, in advance, at the address specified for Landlord in Article 1, or at such other place as Landlord designates in writing, without any prior notice or demand and without any deductions or setoff whatsoever (except as otherwise expressly provided in this Lease). Tenant shall pay the first month’s Base Rent in advance, upon execution of this Lease and such prepaid rent shall be applied to the first full month for which Base Rent is due hereunder. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month will be prorated on the basis of the actual number of days in such month. The Rentable Area of the Premises shall be conclusively presumed to be as stated in Article 1, and shall not be subject to adjustment by either Landlord or Tenant during the Term.

5.2. Additional Rent. All sums due from Tenant to Landlord under the terms of this Lease (other than Base Rent) shall be additional rent (“Additional Rent”), including without limitation the charges for Tenant’s Pro Rata Share of Operating Expenses (described in Article 7). All Additional Rent that is payable to Landlord shall be paid at the time and place that Base Rent is paid, except if otherwise provided in this Lease. Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent and Additional Rent are sometimes referred to in this Lease as “Rent”.

5.3. Late Payment. Any unpaid Rent shall bear interest from the date due until paid at the lower of the “Reference Rate” announced by Bank of America (San Francisco) plus 5% or the maximum interest rate allowed by law (the “Interest Rate”). In addition, Tenant recognizes that late payment of any Rent will result in administrative expense to Landlord, the extent of which expense is difficult and economically impracticable to determine. Therefore, Tenant agrees that if Tenant fails to pay any Rent within five (5) days after its due date, provided that Landlord notifies Tenant at the time such charge accrues that it elects to charge a late charge, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable. Tenant agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of such failure by Tenant. In the event of nonpayment of interest or late charges on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of Rent. Late charges and interest shall not accrue on Rent which is being disputed by Tenant; additionally, late charges and interest shall not be charged on the first late payment to occur in any lease year, provided that such payment is made within the thirty (30) days of the date due.

5.4. Security Deposit. Concurrently with the execution of this Lease, Tenant shall deliver to Landlord the Security Deposit described in Article 1. The Security Deposit shall be held by Landlord as security for the faithful performance of this Lease by Tenant of all of the terms, covenants and conditions of this Lease. If there is an Event of Default by Tenant with respect to any provisions of this Lease (including but not limited to the payment of Rent, then Landlord may, without waiving any of Landlord’s other rights or remedies under this Lease, apply the Security Deposit in whole or in part to remedy any failure by Tenant to pay any sums due under this Lease, to perform any other obligations of Tenant contained in this Lease, or to compensate Landlord for any loss or damages which Landlord may suffer as a result thereof, including without limitation any lost rent to which Landlord is entitled in the event the Lease terminates or is rejected as a result of any of the foregoing. Should Landlord so apply any portion of the Security Deposit, Tenant shall replenish the Security Deposit to the original amount within ten (10) business days after written demand by Landlord. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.

6. USE OF PREMISES AND CONDUCT OF BUSINESS

6.1. Permitted Use. Tenant may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s reasonable discretion. Tenant’s use of the Property shall in all respects comply with all Applicable Laws (as defined in Section 11.1).

6.2. Prohibited Uses. Tenant shall not use the Premises or allow the Premises to be used for any illegal purpose, or so as to create waste, or constitute a private or public nuisance. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any Hazardous Material in the drainage system of the Premises, or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment which causes any substantial noise or vibration. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Premises. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises or on any portion of the Common Area unless otherwise approved by Landlord in its sole discretion. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. No explosives or firearms shall be brought into the Premises.

7. BUILDING SERVICES; OPERATING EXPENSES

7.1. Building Services.

(a) Landlord agrees to furnish Tenant with the following services: (1) Water service for use in the lavatories on each floor on which the Premises are located and for use within the Premises in any plumbed areas; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time (which amount as of the Effective Date is $50.00 per hour per full or partial floor); (3) Maintenance and repair of the Property as described in Section 8.1; (4) Janitor service on Business Days. If Tenant’s use, floor covering or other improvements require special services in excess of the standard service for the Building, Tenant shall pay the additional cost attributable to the special services, but such charge shall in no event include any profit increment or markup for Landlord; (5) Elevator service; (6) Electricity to the Premises for general office use; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

(b) Tenant shall have access to the Premises via card key access 24 hours per day, 7 days per week. Landlord shall work with Tenant to provide access to the Building by Tenant’s invitees as early as 6:00 a.m. on reasonable advance notice.

(c) Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, subject only to the provisions of Section 17.1.

7.2. Operating Expenses. “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Property, including, without limitation, all costs of:

(a) taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or its personal property therein (“Real Estate Taxes”). Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services or purported benefits to the Property or the occupants thereof, service payments in lieu of taxes that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision thereof, or any other political or public entity, and shall also include any other tax, assessment or fee, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties as of the Effective Date. Real Estate Taxes shall also include reasonable legal fees, costs, and disbursements incurred in connection with proceedings to contest, determine, or reduce Real Estate Taxes. Real Estate Taxes shall not include franchise, transfer, succession, gift, inheritance, gross receipts or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax.

(b) repair, maintenance, replacement and supply of air conditioning, electricity, steam, water, heating, ventilating, mechanical, escalator and elevator systems, sanitary and storm drainage systems and all other utilities and mechanical systems (the “Building Systems”); provided, however, the cost of any capital repair or improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(n) below;

(c) landscaping and gardening of the Common Area;

(d) lighting, repaving, repairing, maintaining and restriping of parking areas and sidewalks; provided, however, the cost of any capital improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(n) below;

(e) lighting, repairs and maintenance to the Common Area;

(f) repair, maintenance and replacement of any security systems and fire protection systems installed in the Premises; provided, however, the cost of any capital improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(n) below;

(g) general maintenance, janitorial services, trash removal, cleaning and service contracts and the cost of all supplies, tools and equipment required in connection therewith;

(h) all premiums and costs for insurance carried by Landlord on the Premises, the Common Area and the Property, or in connection with the use or occupancy thereof (including all amounts paid as a result of loss sustained that would be covered by such policies but for deductibles, but excluding in any event any deductibles on policies of earthquake insurance), including, but not limited to, the premiums and costs of fire and extended coverage, vandalism and malicious mischief, public liability and property damage, worker’s compensation insurance, rental income insurance and any other insurance commonly carried by prudent owners of comparable buildings; provided, however, that the Landlord may, but shall not be obligated to carry earthquake insurance, if such insurance is available at a commercially reasonable rates;

(i) wages, salaries, payroll taxes and other labor costs and employee benefits for all persons engaged in the operation, management, maintenance and security of the Property;

(j) management fees at commercially reasonable rates (whether or not Landlord employs a third party managing agent);

(k) fees, charges and other costs of all independent contractors engaged by Landlord to provide services benefiting the Property;

(l) license, permit and inspection fees;

(m) the cost of supplies, tools, machines, materials and equipment used in operation and maintenance of the Common Area;

(n) any capital improvements to the Property; provided that the cost of any such capital improvements shall be amortized over the useful life of the improvement in question (determined in accordance with GAAP, consistently applied), together with interest on the unamortized balance at the Interest Rate;

(o) [intentionally omitted];

(p) audit and bookkeeping fees, legal fees and expenses incurred in connection with the operation or management of the Property;

(q) [intentionally omitted];

(r) legal and accounting services benefiting the Property.

Notwithstanding anything in the definition of Operating Expenses to the contrary, Operating Expenses shall not include the following:

(i) cost of repairs or replacements occasioned by fire, windstorm or other casualty, the costs of which are covered by insurance required to be maintained by Landlord hereunder or reimbursed by governmental authorities in eminent domain;

(ii) brokerage commissions, origination fees, points, mortgage recording taxes, title charges and other costs or fees incurred in connection with any financing or refinancing or transfer of the Building; interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Property;

(iii) legal fees, leasing commissions, finders’ fees, cash allowances, buy-out amounts, advertising expenses, promotional expenses, and other costs of a similar nature incurred in the leasing of space at the Property; legal fees for the negotiation or enforcement of leases (including without limitation the surrender, termination or modification of any lease of space in the Building) or with financing transactions; legal fees and costs in connection with the maintenance of Landlord’s entity or its internal organization;

(iv) ground rent or any other payments paid under any present or future ground or overriding or underlying lease and/or grant affecting the Property and/or the Premises (other than payments which, independent of such lease, would constitute an Operating Expense hereunder); and

(v) costs incurred due to a violation of the provisions of this Lease by Landlord;

(vi) costs arising from the presence of any Hazardous Materials, including investigation, cleanup or monitoring costs, or the violation of Environmental Laws not caused by Tenant or its agents;

(vii) the cost of redecorating or special cleaning or similar services to individual tenant spaces, not provided on a regular basis to other tenants of the Building;

(viii) wages or salaries paid to executive personnel of Landlord not providing full-time service at the Building;

(ix) Any costs incurred in the ownership of the Building or the maintenance of the Landlord’s entity status, as opposed to the operation and maintenance of the Building, including Landlord’s income taxes, excess profit taxes, franchise taxes or similar taxes on Landlord’s business; preparation of income tax returns; corporation, partnership or other business form organizational expenses; franchise taxes; filing fees;

(x) expenses in connection with services or other benefits of a type which are not Building standard but which are provided to any other tenant or occupant;

(xi) any items to the extent such items are required to be reimbursed to Landlord by Tenant (other than through Tenant’s additional rent), or by other tenants or occupants of the Building or by third parties;

(xii) depreciation or amortization charges (except as specifically included in Section 7.2(n) above);

(xiii) the cost of constructing tenant improvements or installations for any tenant in the Building, including any relocation costs and any costs properly allocable to employees or contractors engaged in the construction of such improvements or installations;

(xiv) advertising and promotional expenses or brochures with respect to the Building or the Property;

(xv) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Property, to the extent that the costs of such services exceed market-based costs for such services rendered by unaffiliated persons or entities of similar skill, competence and experience;

(xvi) penalties, fines, legal expenses, or late payment interest incurred by Landlord due to violation by Landlord, or Landlord’s agents, contractors or employees, of either the payment terms and conditions of any lease or service contract covering space in the Building or Landlord’s obligations as owner of the Building (such as late payment penalties and interest on real estate taxes, late payment of utility bills);

(xvii) any compensation paid to clerks, attendants or other persons in any commercial concession operated by Landlord in the Building from which Landlord receives any form of income whatsoever, whether or not Landlord actually makes a profit from such concession;

(xviii) costs incurred in connection with correcting latent defects or remediating Hazardous Materials Contamination in the Building, or in repairing or replacing Building equipment, where such repair or replacement results from original defects in design, manufacture or installation rather than from ordinary wear and tear or use; or

(xix) costs of making the improvements currently planned for the building lobby, parking lot, second floor and common areas.

7.3. Occupancy Assumption. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Area of the Building at any time during a calendar year, Operating Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Area of the Building during that calendar year. If Tenant pays for its Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Area of the Building The extrapolation of Operating Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

7.4. Payment of Operating Expenses. Commencing on the first anniversary of the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses for each calendar year during the Term exceed Operating Expenses for the Base Year (“Expense Excess”). In no event, however, shall Expense Excess include Operating Expenses of a materially different nature or calculated in a materially different fashion than Operating Expenses in the Base Year. Tenant shall pay one twelfth of Tenant’s Pro Rata Share of the Expense Excess in advance, on or before the first day of each month in an amount estimated by Landlord as stated in a written notice to Tenant. Landlord may by written notice to Tenant revise such estimates from time to time and Tenant shall thereafter make payments on the basis of such revised estimates (but not more frequently than once in any given lease year). With reasonable promptness after the expiration of each calendar year, but in any event within ninety (90) days after the end of each calendar year, Landlord will furnish Tenant with a statement (“Landlord’s Expense Statement”) setting forth in reasonable detail the actual Operating Expenses for the prior calendar year and the amount of Tenant’s Pro Rata Share of the Expense Excess. If Tenant’s Pro Rata Share of the actual Expense Excess for such year exceeds the estimated amounts paid by Tenant for such year, Tenant shall pay to Landlord (whether or not this Lease has terminated) the difference between the amount of estimated Tenant’s Pro Rata Share of Expense Excess paid by Tenant and the actual Tenant’s Pro Rata Share of Expense Excess within thirty (30) days after the receipt of Landlord’s Expense Statement. If the total amount paid by Tenant for any year exceeds the actual amount due from Tenant for that year, the excess shall be credited against the next installments of Rent due from Tenant to Landlord, or, if after the Termination Date, the excess shall first be credited against any unpaid Rent and any remaining excess shall be refunded to Tenant within thirty (30) days of determination.

Within ninety (90) days after receipt of Landlord’s Expense Statement, Tenant shall have the right to audit at Landlord’s local offices, at Tenant’s expense, Landlord’s accounts and records relating to Operating Costs. Such audit shall be conducted by a certified public accountant approved by Landlord, which approval shall not be unreasonably withheld. If Landlord has overcharged Tenant, the amount overcharged shall be paid to Tenant within thirty (30) days after the audit is concluded, together with interest thereon at the Interest Rate, from the date such amount was paid until payment of the overcharge is made to Tenant. In addition, if Landlord’s Expense Statement exceeds the actual Operating Costs which should have been charged to Tenant by more than five percent (5%), the cost of the audit up to $10,000 shall be paid by Landlord.

7.5. Proration. If either the Rent Commencement Date or the Termination Date occurs on a date other than the first or last day, respectively, of a calendar year, Tenant’s Pro Rata Share of Expense Excess for the year in which the Rent Commencement Date or Termination Date occurs shall be prorated based on a 365-day year.

7.6. Utility Costs. Landlord shall arrange for the following utilities furnished to or used at the Premises: water, gas, electricity, sewer service and non-hazardous waste pick-up. The costs of such utilities shall be included in Operating Expenses. Tenant shall be responsible for arranging for telephone and other electronic communications services, at the Premises and shall pay the costs of such utilities directly. Landlord will work in good faith with Tenant to provide access to a cable or satellite TV feed to the Premises, subject to agreement of the parties with respect to allocation of costs of installation and ongoing monthly service costs.

7.7. Taxes on Tenant’s Property and Business. Tenant shall pay prior to delinquency all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property (as defined in Section 9.6). If the assessed value of the Property is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the portion of Landlord’s taxes resulting from said increase in assessment.

8. REPAIRS, MAINTENANCE AND SERVICES

8.1. Landlord’s Obligations. Except as specifically provided in this Lease, Landlord shall not be required to furnish any services, facilities or utilities to the Premises or to Tenant, and Tenant assumes full responsibility for obtaining and paying for all services, facilities and utilities to the Premises. Landlord will repair, replace and maintain the Building Systems, the Common Area, and the structural portions of the Premises and the Building, including, without limitation, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), Common Area stairs, Building standard stairwells (but not stairs or stairwells installed by the Tenant) and elevators (collectively, the “Building Structure”), and shall perform all such maintenance, work and activities diligently and expeditiously to completion, and in a manner consistent with Class A office buildings located in Brisbane, California. Landlord shall also provide the Premises with interior and exterior window washing services and janitorial service and shall provide the Common Areas with janitorial and landscaping services; provided, however, that Tenant shall have the right (but not the obligation) to assume responsibility for providing janitorial services at the Premises. All window washing and janitorial services, whether provided by Landlord or Tenant, must meet the standards commensurate with Class A office buildings located in Brisbane, California. Tenant shall notify Landlord in writing when it becomes aware of the need for any repair, replacement or maintenance which is Landlord’s responsibility under this Section of which it becomes aware. The costs of such repair, replacement and maintenance shall be included in Operating Expenses to the extent provided in Article 7; provided that, subject to Section 13.5, Tenant shall reimburse Landlord in full and within thirty (30) business days after written demand for the cost of any repair to the Property, Building Structure or Building Systems which is attributable to misuse by Tenant or Tenant’s Agents and is not covered by Landlord’s insurance. Any such reimbursement shall be Additional Rent. Tenant hereby waives and releases any right it may have under any law, statute or ordinance now or hereafter in effect to make any repairs which are Landlord’s obligation under this Section.

8.2. Tenant’s Obligations. Except as provided in Section 8.1, Tenant assumes full responsibility for the repair, replacement and maintenance of the Premises, including, without limitation, all mechanical and other systems and equipment installed in the Premises by Tenant in connection with its use and occupancy of the Premises as permitted by this Lease (“Tenant Systems”). Tenant shall take good care of the Premises and the Tenant Systems and keep the Premises (other than any areas which are the responsibility of Landlord) and the Tenant Systems in good working order and in a clean, safe and sanitary condition. All repairs and replacements by Tenant for which Tenant is responsible are collectively referred to as the “Tenant Obligations” and shall be made and performed: (a) at Tenant’s cost and expense, (b) so that same shall be at least equal in quality to the original work or installation, (c) in a manner and using equipment and materials that will not impair the operation of or damage the Building Systems, and (d) in accordance with Article 9 (if applicable), and all Applicable Laws. Tenant shall cooperate fully and in good faith with Landlord and Landlord’s property manager in the performance of all such repairs and replacements by Tenant, and shall perform all such work and activities diligently and expeditiously to completion, and in a manner consistent with Class A office buildings located in Brisbane, California. Tenant shall reimburse Landlord within ten (10) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with any repairs or replacements required to be made by Tenant which Landlord performs pursuant to this Section 8.2.

8.3. Security. Tenant shall be solely responsible for the security of the Premises while in or about the Premises. Any security services provided to the Property by Landlord shall be at Landlord’s sole discretion and Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.4. [intentionally omitted]

8.5. Special Services. If Tenant requests any services from Landlord other than those for which Landlord is obligated under this Lease, Tenant shall make its request in writing and Landlord may elect in its sole discretion whether to provide the requested services. If Landlord provides any special services to Tenant, Landlord shall charge Tenant for such services at the prevailing rate being charged for such services by other property owners and property managers of comparable buildings in the area of the Property, and Tenant shall pay the cost of such services as Additional Rent within thirty (30) business days after receipt of Landlord’s invoice.

9. TENANT IMPROVEMENT WORK; ALTERATIONS

9.1. Tenant Improvement Work. Landlord shall deliver the Premises to Tenant with the Tenant Improvement Work substantially completed consistent with the Work Letter attached, marked Exhibit E.

9.2. Landlord Consent. Tenant shall not make or permit any alterations to the Building Systems, and shall not make or permit any alterations, installations, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Premises or the Building without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Landlord shall respond to any request by Tenant to make any Alteration within ten (10) business days after receipt of such request for consent from Tenant. Notwithstanding the foregoing, Landlord’s consent shall not be required in the case Alterations that do not exceed a total price of Twenty-Five Thousand Dollars ($25,000) per project and do not affect the Building Systems or the structural integrity of the Building. All Alterations shall be done at Tenant’s sole cost and expense, including without limitation the cost and expense of obtaining all permits and approvals required for any Alterations. Tenant shall reimburse Landlord within thirty (30) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with Alterations elected to be made and/or any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors and/or consultants to review plans and specifications prepared by Tenant.

9.3. Project Requirements. The provisions of this Section 9.3 shall apply to all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a) Prior to entering into a contract for Alterations requiring Landlord’s approval, Tenant shall obtain Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the identity of each of the design architect and the general contractor.

(b) Before commencing the construction of any Alterations requiring Landlord’s approval, Tenant shall procure or cause to be procured the insurance coverage described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord. All such insurance shall comply with the following requirements of this Section and of Section 13.2.

(i) During the course of construction, to the extent not covered by property insurance maintained by Tenant pursuant to Section 13.2, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, excluding earthquake and flood, covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of Alterations.

(ii) Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Section 13.2, including insurance for completed operations, elevators, owner’s, construction manager’s and contractor’s protective liability, products completed operations for one (1) year after the date of acceptance of the work by Tenant, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Tenant, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects, but in any event not less than Two Million Dollars ($2,000,000) combined single limit, which policy shall include for the mutual benefit of Landlord and Tenant, bodily injury liability and property damage liability, and automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii) Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(c) All construction and other work in connection with any Alterations shall be done at Tenant’s sole cost and expense and in a first class manner. Tenant shall construct the Alterations in accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 9 and all other provisions of this Lease.

(d) Prior to the commencement of the any Alteration in excess of Ten Thousand Dollars ($10,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility. Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice of the commencement of any such Alteration in order that Landlord shall have sufficient time to post such notice.

(e) Tenant shall take all necessary safety precautions during any construction.

(f) Tenant shall prepare and maintain for any construction requiring Landlord’s approval (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction of any material Alterations, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features. These as-built drawings and annotated plans and specifications shall be kept at the Premises and Tenant shall update them as often as necessary to keep them current. The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Landlord at all reasonable times. Within sixty (60) days after the Alterations have been substantially completed, Tenant shall, at its cost, make a copy of the as-built drawings and annotated plans and specifications and deliver the same to Landlord.

(g) Upon completion of the construction of any Alterations in excess of Ten Thousand Dollars ($10,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

9.4. Ownership of Improvements. Except as provided in Section 9.5 or as otherwise agreed to in writing by the parties at the time such item is installed, all Alterations and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section. Upon written request by Tenant, Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Alterations whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term and Tenant shall have no obligation to remove any Alterations that Landlord has not designated in writing for removal. Tenant shall repair or pay the cost of repairing any damage to the Property caused by the removal of Alterations. If Tenant fails to perform its repair obligations, without limiting any other right or remedy, Landlord may on fifteen (15) business days prior written notice to Tenant perform such obligations at Tenant’s expense and Tenant shall reimburse Landlord within thirty (30) days after demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such repair. Tenant’s obligations under this Section shall survive the termination of this Lease.

9.5. Tenant’s Personal Property. All furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in the Premises by or for the account of Tenant (except for ceiling and related fixtures, HVAC equipment and floor coverings, which shall become the property of Landlord at the end of the Term, and which can be removed without structural or other material damage to the Property (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term. Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord. Tenant shall repair or pay the cost of repairing any damage to the Property resulting from such removal, and the provisions of Section 9.4 above shall apply in the event Tenant fails to do so. Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) business days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10. LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. If Tenant shall not, within thirty (30) days following notice of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant upon demand with interest from the date incurred at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises and the Property from mechanics’ and materialmen’s liens, as more specifically provided in Section 9.3(d).

11. COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

11.1. Applicable Laws. Tenant, at Tenant’s cost and expense, in regard to its use of the Premises and any Alterations Tenant makes to the Premises, shall comply with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Premises or the use, operation or occupancy of the Premises, whether now existing or hereafter enacted (collectively, “Applicable Laws”). Notwithstanding anything to the contrary contained or implied in the foregoing, Landlord shall be solely responsible for compliance with Applicable Laws and shall make or cause to be made all such improvements and alterations to the Premises and the Common Areas (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all applicable building codes, laws and ordinances relating to public accommodations, including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42 U.S.C. §§ 4151 et. seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et. seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and Title 24 of the California Code of Regulations, as the same may be amended from time to time, or any similar or successor laws, ordinances and regulations, now or hereafter adopted. Any Alterations made or performed by Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article 9. Tenant, with respect to its use of the Premises and Alterations Tenant makes to the Premises shall be responsible for compliance with Applicable Laws from and after the Commencement Date.

11.2. Insurance Requirements. Tenant shall not do anything, or permit anything to be done, in or about the Premises that would: (a) invalidate any provisions of or cause any increase in the applicable rates for any fire or other insurance policies covering the Property or any property located therein (unless Tenant pays for such increased costs), or (b) result in a refusal by fire insurance companies of good standing to insure the Property or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings), or (c) subjects Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

12. HAZARDOUS MATERIALS

12.1. Definitions. As used in this Lease, the following terms shall have the following meanings:

(a) “Environmental Activity” means any use, treatment, keeping, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, deposit, leaking, spilling, injecting, dumping or disposing of any Hazardous Materials from, into, on or under the Premises, and shall include the exacerbation of any pre-existing contamination by Tenant or any of Tenant’s Agents.

(b) “Environmental Laws” mean all Applicable Laws, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or about the Property, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(c) “Hazardous Material” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including MTBE, crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane, lead, urea, formaldehyde foam insulation, microbial matter (including mold) and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(d) “Tenant’s Hazardous Materials” means any Hazardous Materials resulting from the Environmental Activity by Tenant or any of Tenant’s Agents on the Premises.

12.2. Environmental. Landlord hereby informs Tenant that detectable amounts of Hazardous Materials may have come to be located on, beneath and/or in the vicinity of the Premises. Landlord makes no representation or warranty with regard to the environmental condition of the Property.

12.3. Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in the Premises or cause any Hazardous Materials to be used, stored, discharged, released or disposed of in, from, under or about, the Property, or any other land or improvements in the vicinity of the Property, excepting only the types and minor quantities of Hazardous Materials which are normally used in connection with general office uses and then only in strict accordance with all Applicable Laws, including all Environmental Laws. As of the Commencement Date, Tenant shall provide Landlord a complete list of all Hazardous Materials (including MSDS sheets for all such Hazardous Materials) used or stored by Tenant or any of Tenant’s Agents or subtenants at the Premises, excluding standard janitorial and office products. Throughout the Term, Tenant shall continue to update this list so that it remains current. Without limiting the foregoing, Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Premises. Tenant shall in all respects handle, treat, deal with and manage any and all Tenant’s Hazardous Materials in total conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.

12.4. Remediation of Hazardous Materials. Tenant shall, upon demand of Landlord, and at Tenant’s sole cost and expense, promptly take all actions to remediate the Property from the effects of any Tenant’s Hazardous Materials. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Property. Tenant shall take all actions necessary to remediate the Property from the effects of such Tenant’s Hazardous Materials to a condition required by any applicable governmental authority. All work shall be performed by one or more contractors selected by Tenant and reasonably approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Property to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

12.5. Environmental Indemnity. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents and employees and their respective successors and assigns (collectively, “Landlord’s Agents”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) Environmental

Activity by Tenant or Tenant’s Agents; or (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to Tenant’s Environmental Activity; or (c) Tenant’s failure to remove Tenant’s Hazardous Materials as required in Section 12.4. Matters referred to in subparts (a), (b) and (c) in the previous sentence are referred to herein collectively as “Environmental Indemnity Matters.” Tenant’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Landlord), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Landlord or the Premises. As a condition to Tenant’s obligations under this Section, Tenant shall receive timely notice of any Environmental Indemnity Matter. Prior to retaining counsel to defend such claims, suits or proceedings, Tenant shall obtain Landlord’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges that Landlord, as the owner of the Property, shall have the right at its election and at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to Tenant’s Hazardous Materials by any applicable governmental authority; provided, however, that Tenant shall have the right to participate in any such negotiations and to approve any settlements, in the exercise of its reasonable discretion. In the event Tenant’s failure to surrender the Premises at the expiration or earlier termination of this Lease free of Tenant’s Hazardous Materials prevents Landlord from reletting the Premises, or reduces the fair market and/or rental value of the Premises or any portion thereof, Tenant’s indemnity obligations shall include all losses to Landlord arising therefrom. Notwithstanding the foregoing, Tenant shall in no event be responsible for consequential damages.

12.6. No Lien. Tenant shall not suffer any lien to be recorded against the Property as a consequence of any Tenant’s Hazardous Materials, including any so-called state, federal or local “super fund” lien related to the remediation of any Tenant’s Hazardous Materials in or about the Property.

12.7. Investigation. Subject to Tenant’s reasonable security requirements, Landlord shall have the right to enter and conduct an inspection of the Premises, at any reasonable time and upon reasonable advance notice, to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Property and the Premises and the activities thereon with Environmental Laws (the “Environmental Investigation”). Landlord shall have the right, but not the obligation, to retain at its expense an independent professional consultant to enter the Premises to conduct such an inspection, and to review any report prepared by or for Tenant concerning such compliance. In the event the Environmental Investigation identifies any deficiencies in the compliance of the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, Tenant shall promptly correct any such deficiencies identified in the Environmental Investigation, and document to Landlord that corrective action has been taken. In such event, Tenant shall also reimburse Landlord for the reasonable cost of the Environmental Investigation. If the Environmental Investigation identifies any such deficiency in compliance of the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, then, within nine (9) months of the date of the Environmental Investigation, Landlord may request a detailed review of the status of such violation by a consultant selected by Landlord (the “Supplemental Investigation”). Tenant shall pay for the reasonable cost of any Supplemental Investigation. A copy of the Supplemental Investigation shall be promptly supplied to Landlord and Tenant when it becomes available.

12.8. Right to Remediate. Should Tenant fail to perform or observe any of its obligations or agreements in this Lease pertaining to Hazardous Materials or Environmental Laws, then Landlord shall have the right, but not the obligation, without limitation of any other rights of Landlord hereunder, to enter the Premises personally or through Landlord’s agents, employees and contractors and perform the same, upon reasonable prior notice to Tenant and opportunity to cure. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth above in this Article 12.

12.9. Notices. Tenant shall promptly notify Landlord of any inquiry, test, claim, investigation or enforcement proceeding by or against Tenant or the Premises or the Property known to Tenant concerning any Hazardous Materials. Tenant shall immediately notify Landlord of any release or discharge of Hazardous Materials on, in, under or about the Property by Tenant.

12.10. Surrender. Tenant shall surrender the Property and the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Tenant’s Hazardous Materials in accordance with the provisions of this Article 12.

12.11. Survival; Insurance. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. The provisions of Article 13 (Insurance) shall not limit in any way Tenant’s obligations under this Article 12.

13. INDEMNITY; INSURANCE

13.1. Indemnity. Except as to Environmental Indemnity Matters, as to which Section 12.5 shall apply, Tenant shall indemnify, protect, defend and save and hold Landlord and Landlord’s Agents harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (excluding consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs and reasonable investigation costs, incurred in connection with or arising from: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, or (b) the use or occupancy or manner of use or occupancy of the Property by Tenant and Tenant’s Agents, (c) the condition of the Premises, and any occurrence on the Premises (including injury to or death of any person, or damage to property) from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of Landlord or the breach by Landlord or its obligations under this Lease, and (d) any acts or omissions or negligence of Tenant or of Tenant’s Agents, in, on or about the Property. In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 12.5, Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel reasonably approved by Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall in no event be responsible for consequential damages.

13.2. Insurance. Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a) commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises and the Property and any part thereof by Tenant. Such insurance shall include broad form contractual liability insurance coverage insuring Tenant’s obligations under this Lease. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than two million dollars ($2,000,000.00). Tenant’s policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss (however occasioned) occurring during the policy term, with at least the following endorsements to the extent such endorsements are generally available: (i) deleting any employee exclusion on personal injury coverage, and (ii) providing broad form property damage coverage and products completed operations coverage (where applicable). Such insurance shall name Landlord and any other party designated by Landlord as an additional insured, shall specifically include the liability assumed hereunder by Tenant, shall provide that it is primary insurance, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to any insured, shall afford coverage for claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose in whole or in part during the policy period), and shall provide that the insurer will endeavor to provide Landlord with thirty (30) days’ written notice prior to any cancellation of coverage;

(b) commercial property insurance, including sprinkler leakages, vandalism and malicious mischief and plate glass damage covering all the items specified as Tenant’s Property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by the Tenant in the Premises in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form reasonably satisfactory to Landlord;

(c) Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than one million dollars ($1,000,000) or such higher amounts as may be required by law;

(d) business income insurance with extra expense insurance in an amount sufficient to insure payment of Rent for a period of not less than twelve (12) months during any interruption of Tenant’s business by reason of the Premises or Tenant’s Property being damaged by casualty.

13.3. Policies. All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with respect to the commercial general liability insurance, include as additional insureds Landlord, and such other persons or entities as Landlord specifies from time to time. Executed copies of Tenant’s policies of insurance or certificates thereof shall be delivered to Landlord prior to the delivery of possession of the Premises to Tenant and thereafter within ten (10) days prior to the expiration of the term of each such policy. All commercial general liability and property damage policies shall contain a provision that Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence. As often as any policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall provide that the company writing said policy will endeavor to give to Landlord thirty (30) days notice in writing in advance of any cancellation. All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis. Landlord’s coverage shall not be contributory. No policy shall have a deductible in excess of $25,000 for any one occurrence.

13.4. Landlord’s Rights. Should Tenant fail to take out and keep in force each insurance policy required under this Article 13, and should the Tenant not rectify the situation within five (5) business days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable to Landlord by Tenant within thirty (30) days after demand as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.

13.5. Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, to the extent permitted by their respective policies of insurance and to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Landlord and Tenant each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Property or any portion thereof or the contents of the Premises or the Building for any loss or damage sustained by such other party with respect to the Premises, the Building or the Property, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

13.6. No Liability. No approval by Landlord of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

13.7. Landlord’s Insurance. During the Term of his Lease, Landlord shall obtain and keep in full force and effect, the following insurance from an insurance company licensed to do business in the state of California. The insurance required to be carried by Landlord under this Section shall be referred to herein as “Landlord’s Insurance.”

(a) Bodily injury, personal injury and property damage insurance insuring against claims of bodily injury or death, personal injury or property damage arising out of or in connection with (a) Landlord’s activities upon, in or about the Premises; or (b) the use or occupancy of the Building or the Property in a limit of not less than One Million Dollars ($1,000,000.00) for injury to or death of one person in any one accident or occurrence and in an amount of not less than Two Million Dollars ($2,000,000.00) for injury to or death of more than one person in any one accident or occurrence. Such insurance may be written in any combination of primary and excess coverage as Landlord may determine.

(b) Commercial property form insurance insuring the Building (excluding any property which Tenant or any other tenant in the Building is obligated to insure) for its full replacement value. The terms and conditions of said policy and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s reasonable discretion; provided that such policy shall, at a minimum, provide protection against any peril included within the classification “fire and extended coverage.” In addition, Landlord shall obtain and keep in force, during the term of this Lease, a policy of business interruption insurance, with loss payable to Landlord.

14. ASSIGNMENT AND SUBLETTING

14.1. Consent Required. Except as set forth in Section 14.7, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

14.2. Notice. If Tenant desires to enter into a Sublease of all or any portion of the Premises or Assignment of this Lease (except as provided in Section 14.7), it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee. Without limitation of any other provision hereof, it shall not be unreasonable for Landlord to withhold its consent if (i) an Event of Default is then in existence, (ii) the use of the Premises would not comply with the provisions of this Lease, or (iii) in Landlord’s reasonable judgment, the proposed Transferee does not have the financial capability to perform its obligations under this Lease with respect to the Premises which are the subject of the Assignment or Sublease.

14.3. Terms of Approval. Landlord shall respond to Tenant’s request for approval within ten (10) days after receipt of the Transfer Notice. If Landlord approves the proposed Assignment or Sublease, Tenant may, not later than thirty (30) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice.

14.4. Excess Rent. For any Assignment or Sublease (other than a Permitted Transfer under Section 14.7), fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant. “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment (but not including any payments for furniture or equipment rental), less (a) the gross revenue received by Landlord from Tenant during the period of the Sublease term or concurrently with or after the Assignment; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to or on behalf of the Transferee; (d) customary and reasonable external brokers’ commissions to the extent paid and documented; (e) reasonable attorneys’ fees; (f) reasonable costs of advertising the space for Sublease or Assignment; (g) the unamortized cost of any Alterations made to the Premises by Tenant; and (h) any other reasonable direct costs actually incurred by Tenant in connection with the Assignment or Sublease (collectively, “Transfer Costs”). Tenant shall not be required to pay to Landlord any Excess Rent until Tenant has recovered its Transfer Costs.

14.5. [intentionally omitted]

14.6. No Release. No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease. Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California. The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

14.7. Permitted Transfers. Notwithstanding anything in this Article 14 to the contrary, Landlord’s prior written consent shall not be required for any assignment of this Lease or sublease to any of the following (each a “Permitted Transferee”): (a) a successor entity related to Tenant by merger, consolidation, or non-bankruptcy reorganization, (b) a transfer to any parent, affiliate or wholly owned subsidiary of Tenant, or (c) a transferee of substantially all of Tenant’s assets (collectively, “Permitted Transfers”); provided that after such assignment or transfer the operation of the business conducted in the Premises shall be in the manner required by this Lease.

14.8. Assumption of Obligations. Any Transferee shall, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease with respect to the Transferred Space and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment shall be binding on Landlord unless Tenant delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

15. DEFAULT

15.1. Event of Default. The occurrence of any of the following shall be an “Event of Default” on the part of Tenant:

(a) Failure to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease where such failure continues for a period of five (5) business days after written notice of default from Landlord to Tenant. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b) Failure to perform any other covenant, condition or requirement of this Lease when such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(c) The abandonment of the Premises by Tenant.

(d) Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, or Tenant shall make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e) A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within ninety (90) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

15.2. Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a) The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b) The right to bring a summary action for possession of the Premises.

(c) The rights and remedies described in California Civil Code Section 1951.2, pursuant to which Landlord may recover from Tenant upon a termination of the Lease, (i) the worth at the time of award of the unpaid rent which has been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) above is computed by allowing interest at the rate of ten percent (10%) per annum. The “worth at the time of award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom includes, without limitation, (1) the unamortized portion of any brokerage or real estate agent’s commissions paid in connection with the execution of this Lease, (2) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (3) preparing the Premises for reletting to a new tenant, (4) any repairs or alterations to the Premises for such reletting, (5) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (6) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery.

(d) The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e) The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(f) If this Lease provides for a postponement of deferral of any Rent, or for commencement of payment of Rent to a date later than the Commencement Date, or for a period of “free” Rent or any other Rent concession (collectively, “Abated Rent”), the right upon an Event of Default resulting on a termination of this Lease to demand immediate payment of a pro rated portion of the Abated Rent, based on the ratio of (i) the time remaining between the date of lease termination and the Expiration Date to (ii) the amount of time in the original Lease Term.

15.3. Cumulative Remedies. The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery, be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

15.4. Landlord’s Right to Cure. If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period, Landlord may, on fifteen (15) days written notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof. Tenant shall repay to Landlord within thirty (30) days after demand the entire out-of-pocket cost and expense incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses. Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Landlord’s interest in the Premises. Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected in paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax. Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

15.5. Landlord’s Default. Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall be entitled to actual (but not consequential) damages in the event of any uncured default by Landlord, but the provision of Article 17 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16. LANDLORD’S RESERVED RIGHTS

16.1. Control of Common Area. Landlord reserves the right, at any time and from time to time, to make alterations, additions, repairs, replacements or improvements to all or any part of the Building (including the Building Structure and Building Systems), the Common Area and the Property. Landlord may make changes at any time and from time to time in the size, shape, location, use and extent of the Common Area, and no such change shall entitle Tenant to any abatement of rent or damages. Landlord shall at all times during the Term have the sole and exclusive control of the Building Structure and the Common Area, and may at any time and from time to time during the Term restrain any use or occupancy of the Common Area except as authorized by this Lease. Landlord specifically reserves the right to alter, reconfigure, replace, diminish, expand, or remove all or any part of the executive conference center that currently exists on the second floor of the Building. Landlord may temporarily or permanently close any portion of the Common Area for repairs, maintenance, replacements or alterations, to prevent a dedication or the accrual of prescriptive rights, or for any other reasonable purpose; provided, however, that Landlord shall use reasonable efforts not to materially adversely affect Tenant’s use of the Premises. Tenant’s rights in and to the Common Area shall at all times be subject to the rights of Landlord and Tenant shall keep the Common Area free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations. Notwithstanding the foregoing, Landlord shall not have the right to unreasonably interfere with Tenant’s use and enjoyment of the Premises, and shall use its best efforts not to do so, in the exercise of its rights under this Section.

16.2. Access. Subject to Tenant’s reasonable security requirements, including the right to require a confidentiality agreement if appropriate, Landlord reserves (for itself and its agents, consultants, contractors and employees) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to inspect the Premises (including, without limitation, environmental testing); to supply any service to be provided by Landlord hereunder; to show the Premises to prospective purchasers or mortgagees; to show the Premises to prospective tenants during the last nine months of the Term (or the last nine [9] months of any extension term, if Tenant has exercised its rights to renew this Lease); to post notices of nonresponsibility; and to repair or maintain the Premises and the Building as required or permitted by the terms of this Lease, without abatement of Rent, and may for that purpose erect, use and maintain necessary structures in and through the Premises and the Building where reasonably required by the character of the work to be performed. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord in the exercise of its rights and provided that Landlord shall use its best efforts not to adversely affect Tenant’s use of the Premises. All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to a master system and Landlord shall at all times have and retain a key with which to unlock all of said doors. Landlord shall have the right to use any and all reasonable means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any such entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

16.3. Easements. Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its sole discretion may deem necessary or appropriate; provided that Tenant’s rights to use the Property is not materially impeded.

16.4. Use of Additional Areas. Landlord reserves the exclusive right to use any air space above the Property, and the land beneath the Premises; provided that such use shall not materially impede Tenant’s use of and access to the Premises.

16.5. Subordination. This Lease shall be subject and subordinate at all times to: (a) all reciprocal easement agreements, and any ground leases or underlying leases which may now exist or hereafter be executed affecting the Property, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Property, or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security; provided that, in the case of any future leases, mortgages or deeds of trust, Tenant’s obligation to subordinate shall be conditioned upon receipt of a commercially reasonable recognition and nondisturbance agreement. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to this Lease any of the items referred to in clause (a) or (b) above, subject to compliance with the condition precedent set forth below. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, (i) no person or entity which as a result of the foregoing succeeds to the interest of Landlord under this Lease (a ”Successor”) shall be liable for any default by Landlord or any other matter that occurred prior to the date the Successor succeeded to Landlord’s interest in this Lease, and (ii) Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the Successor, at the option of the Successor. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and a commercially reasonable form, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases, underlying leases, reciprocal easement agreements or similar documents or instruments, or with respect to the lien of any such mortgage or deed of trust and Tenant’s failure to execute and deliver any such document within ten (10) business days after such demand by Landlord shall constitute an Event of Default. Landlord shall use commercially reasonable efforts to obtain the written agreement of the mortgagee or trustee named in any mortgage, deed of trust or other encumbrance, and any landlord under any ground lease or underlying lease, that so long as an Event of Default by Tenant is not in existence, neither this

Lease nor any of Tenant’s rights hereunder shall be terminated or modified, nor shall Tenant’s possession of the Premises be disturbed or interfered with, by any trustee’s sale or by an action or proceeding to foreclose said mortgage, deed of trust or other encumbrance.

17. LIMITATION OF LANDLORD’S LIABILITY

17.1. Limitation. Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Property by or from any cause whatsoever (other than Landlord’s negligence or willful misconduct or breach by Landlord of its obligations or representations or warranties under this Lease) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord in the Property. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Property or to fixtures, appurtenances and equipment in the Property (except if caused by Landlord’s negligence or willful misconduct) or resulting from any interruption or termination of utilities or services which is under the reasonable control of Landlord; provided, however, that in the event Landlord fails to perform its obligations to make repairs, alterations or improvements or performs such obligations in a negligent manner or fails to restore utilities or services, in each case which results in Tenant use of the Premises being substantially for a period of more than five (5) consecutive Business Days, then Tenant shall be entitled to an abatement of Rent commencing on the sixth Business Day Tenant’s use is so impaired and continuing until Tenant’s use is restored. Such Rent abatement shall be Tenant’s only remedy in the event of a negligent interference with Tenant’s business and Tenant shall not be entitled to damages or to termination of this Lease arising from Landlord’s repairs, alterations or improvements. No interference with Tenant’s operations in the Premises shall constitute a constructive or other eviction of Tenant. Notwithstanding the foregoing, in the event that Landlord fails to make repairs or restore services for an unreasonable period of time, where the repair or restoration of services is within Landlord’s reasonable control, Tenant shall have the right to make the repairs or restore the services in question and Landlord shall be responsible for Tenant’s reasonable costs of so doing. Notwithstanding anything to the contrary contained or implied in the foregoing, Landlord shall in no event be responsible for consequential damages.

17.2. Sale of Property. It is agreed that Landlord may at any time sell, assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Property. In the event of any transfer of Landlord’s interest in this Lease or in the Property, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease. Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

17.3. No Personal Liability. In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Property and rents and proceeds therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18. DESTRUCTION

18.1. Landlord’s Repair Obligation. If the Property or any portion thereof is damaged by fire or other casualty, Landlord shall repair the same (including the base building and the Tenant Improvement Work but not any of Tenant’s Alterations); provided that (a) such repairs can be made under the laws and regulations of the federal, state and local governmental authorities having jurisdiction within twelve (12) months after the date of such damage (or in the case of damage occurring during the last twelve (12) months of the Term [taking into account any extension terms, it Tenant has exercised its right to renew], provided that such repairs can be made within ninety (90) days after the date of such damage), (b) such repairs are fully covered (except for any deductible) by the proceeds of insurance maintained by Landlord and (provided, however that the condition set out in subsection (b) shall only apply if Landlord has satisfied its obligation to maintain Landlord’s Insurance), and (c) the damage does not affect more than fifty percent (50%) of the assessed value of the Building.

18.2. Notice. Landlord shall notify Tenant within thirty (30) days after the date of damage whether or not the requirements for reconstruction and repair described in Section 18.1 are met. If such requirements are not met, Landlord shall have the option, exercisable within thirty (30) days after the date of such damage either to: (a) notify Tenant of Landlord’s intention to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant pursuant to Section 18.3 below), or (b) notify Tenant of Landlord’s election to terminate this Lease as of the date of the damage. If such notice to terminate is given by Landlord, this Lease shall terminate as of the date of such damage. If within ten (10) days after receipt of a notice from Landlord electing to terminate this Lease because of the unavailability of insurance proceeds, Tenant sends Landlord a notice electing to reimburse Landlord for the cost of such repairs that are in excess of five percent (5%) of the replacement cost of the Building (as determined as of the day prior to any such damage), this Lease shall not terminate, and Landlord shall complete such repairs.

18.3. Termination by Tenant. If Landlord elects to repair or is required to repair the damage and any such repair (a) is not commenced by Landlord within ninety (90) days after the occurrence of such damage or destruction, or (b) is not or cannot practicably be substantially completed by Landlord within twelve (12) months after the occurrence of such damage or destruction (or in the case of damage occurring in the last twelve (12) months of the Term, within ninety (90) days), then in either such event Tenant may, at its option, upon written notice to Landlord to be delivered within fifteen (15) days after receipt of Landlord’s notice or the expiration of the 90-day commencement period, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.

18.4. Rent Adjustment. In case of termination pursuant to Sections 18.2 or 18.3 above, the Base Rent and Operating Expenses shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Tenant in the Premises, commencing on the date of damage. If Landlord is required or elects to make repairs, and Tenant does not terminate this Lease pursuant to Section 18.3, this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Base Rent and Operating Expenses from the date of such casualty and during the period such repairs are being made by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises. The full amount of Base Rent and

Operating Expenses shall again become payable immediately upon the completion of such work of repair, reconstruction or restoration. The repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any casualty damage to Tenant’s Property or any Alterations.

18.5. Tenant Obligations. If Landlord elects or is required to repair, reconstruct or restore the Premises after any damage or destruction, Tenant shall be responsible at its own expense for the repair and replacement of any of Tenant’s Property and any Alterations which Tenant elects to replace.

18.6. No Claim. Tenant shall have no interest in or claim to any portion of the proceeds of any property insurance maintained by Landlord in connection with the damage. If Landlord is entitled and elects not to rebuild the Premises, Landlord shall relinquish to Tenant such claim as Landlord may have for any part of the proceeds of any insurance maintained by Tenant under Section 13.2 of this Lease.

18.7. No Damages. If Landlord is required or elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 18, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof. Except as expressly provided in Section 18.4, there shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty.

19. EMINENT DOMAIN

19.1. Taking. If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier; and, (i) in the case of a partial taking of at least twenty-five percent (25%) of the Rentable Area of the Premises, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises and (ii) in the case of a partial taking of any size which substantially impairs Tenants use of the Premises, Tenant shall have the right to terminate this Lease as to the balance of the Premises; in either case, by written notice to the other party given within thirty (30) days after such date. If any material part of the Common Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, whether or not the Premises are affected, Landlord shall have the right to terminate this Lease by written notice to Tenant within thirty (30) days of the date of taking. If any material part of the Common Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, such that Tenant’s access to or use of the Premises is materially adversely affected, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days of the date of taking.

19.2. Award. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest; provided that Tenant may file a claim for (a) Tenant’s relocation expenses, and (b) the taking of Tenant’s Property.

19.3. Partial Taking. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent and Operating Expenses shall be adjusted as follows:

(a) In the event of a partial taking, if this Lease is not terminated pursuant to this Article 19, Landlord shall repair, restore or reconstruct the Premises to a useable state; provided that Landlord shall not be required to expend any sums other than those received pursuant to Section 19.2.

(b) During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent and Operating Expenses by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises; and

(c) Upon completion of said repairs, reconstruction or restoration, and thereafter throughout the remainder of the Term, the Base Rent and Operating Expenses shall be recalculated based on the remaining total number of square feet of Rentable Area of the Premises.

19.4. Temporary Taking. Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of twelve (12) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond twelve (12) months. In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term up to the total Base Rent and Additional Rent owing by Tenant for the period of the taking, and Landlord shall be entitled to receive the balance of any award.

19.5. Sale in Lieu of Condemnation. A voluntary sale by Landlord of all or any part of the Property to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

19.6. Waiver. Except as provided in this Article, Tenant hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect.

20. SURRENDER

20.1. Surrender. Upon the Termination Date, Tenant shall surrender the Premises to Landlord in as good order and repair as on the Commencement Date, reasonable wear and tear and damage by casualty excepted, free and clear of all letting and occupancies and free of Tenant’s Hazardous Materials as required pursuant to Article 12. Subject to Article 9, upon any termination of this Lease all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefore by Landlord.

20.2. Holding Over. Any holding over after the expiration of the Term without the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal to the greater of (a) one and one-half (1.5) times the then-current Base Rent, and (b) the prevailing rate at which Landlord is then offering space in building reasonably determined by Landlord to be comparable to the Premises, and shall otherwise be on the terms and conditions of this Lease to the extent applicable.

21. FINANCIAL STATEMENTS

Tenant provide Landlord within fifteen (15) business days after receipt of a written request its then most current publicly available financial statements. Landlord shall be entitled to rely upon the information provided therein for the purpose of any financing or other transaction subsequently undertaken by Landlord. Tenant hereby represents and warrants to Landlord the following: (a) that all documents provided by Tenant to Landlord in connection with the negotiation of this Lease are true and correct copies of the originals, (b) all information supplied by Tenant to Landlord is true, correct and accurate, and (c) no part of the information supplied by Tenant to Landlord contains any misleading or fraudulent statements. Landlord shall maintain any nonpublic financial information delivered to it by Tenant in strict confidence and shall only use such information in connection with this Lease. Landlord shall be entitled to disclose Tenant’s financial information on a need-to-know basis to (1) potential purchasers of an interest in the Property, and (2) lenders contemplating making a loan to the Landlord to be secured by the Property, provided that such recipients are advised of the confidential nature of such information and agree to maintain such confidentiality.

22. TENANT CERTIFICATES

Tenant, at any time and from time to time within ten (10) business days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any party designated by Landlord (including prospective lenders, purchasers, ground lessees and others similarly situated), a certificate of Tenant stating, to the best of Tenant’s knowledge, if true: (a) that Tenant has accepted the Premises, (b) the Commencement Date, the Rent Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Operating Expenses have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons. Failure to deliver such certificate when due shall constitute an Event of Default. At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above. Failure by either Landlord or Tenant to execute, acknowledge and deliver such certificate shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party.

23. RULES AND REGULATIONS; SIGNS

23.1. Rules and Regulations. Tenant shall faithfully observe and comply with all rules and regulations and all reasonable, nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”). Landlord shall not enforce such Rules and Regulations in an unreasonable or discriminatory manner. In the event of any conflict between the terms of this Lease and the terms, covenants, agreements and conditions of the Rules and Regulations, this Lease shall control.

23.2. Signs. Landlord shall enter Tenant’s name in the Building directory located in the main lobby of the Building and install building standard signage at Landlord’s sole cost and expense in the elevator lobbies of the floors on which the Premises are located. Landlord, at its sole cost and expense, will install the Lessee’s name on the “to be installed” street-level, monument, sign. Any signage to be installed by Tenant shall meet the requirements of Landlord’s signage program for the Property (e.g. aesthetic appearance, size, etc.) and shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, and, if required, the approval of the City of Brisbane.

24. INABILITY TO PERFORM

If Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control, then no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease. Or impose any liability upon Landlord or Landlord’s Agents by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby. If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage. Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

25. NOTICES

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.): (a) to Tenant per Tenant’s address set forth in Article 1, or at the place where Tenant otherwise designates subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; or (b) to Landlord at Landlord’s address set forth in Article 1; or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier. In the case of any provision hereunder requiring five (5) or less days’ notice, notice shall only be considered rendered or given if delivered in person or by courier.

26. QUIET ENJOYMENT

Landlord covenants that so long as an Event of Default by Tenant is not in existence, upon paying the Base Rent and Additional Rent and performing all of its obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

27. AUTHORITY

If Tenant is a corporation, limited liability company or a partnership, Tenant represents and warrants as follows: Tenant is an entity as identified in Article 1, duly formed and validly existing and in good standing under the laws of the state of organization specified in Article 1 and qualified to do business in the State of California. Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof except that which has heretofore been obtained or given. The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant.

Landlord represents and warrants as follows: Landlord has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Landlord’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Landlord or any agreement or any order or decree of any court or other governmental authority to which Landlord is a party or to which it is subject. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Landlord.

28. BROKERS

Tenant and Landlord warrant that they have had dealings with only the real estate brokers or agents listed in Article 1 in connection with the negotiation of this Lease and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. The brokerage commission earned in connection with this transaction shall be paid by Landlord pursuant to separate agreement. Tenant and Landlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s, as applicable, dealings or contacts with brokers or agents other than those listed in Article 1.

29. RIGHT OF FIRST OFFER

29.1. Tenant shall have a right of first offer (“ROFO”) to lease all or a portion of the Rentable Area within the Building not yet included as part of the Premises (“ROFO Premises”), subject to the following conditions:

(a) The ROFO shall be subject to the rights of Hitachi America, Ltd. and Tercica, Inc. under their respective leases existing as of the Commencement Date with respect to all or a portion of the ROFO Premises. The ROFO shall also be subject to any renewals or term extensions of the leases of any current or future tenants in the building with respect to their then leased premises, other than Pharmix.

(b) The ROFO Premises will be incorporated into this Lease except that (a) the economic terms shall be as set forth in the ROFO Notice or as otherwise agreed by the parties, (b) Tenant’s Pro Rata Share shall be increased to reflect the addition of the ROFO Premises, and (c) the number of parking spaces shall be adjusted to reflect the addition of the ROFO Premises. Unless specified otherwise in the ROFO Notice, the ROFO Premises shall be leased on an “as is” basis and Landlord shall have no obligation to improve the ROFO Premises or grant Tenant any improvement allowance for the ROFO Premises. The Term applicable to the ROFO Premises will be the same of the Term of the Lease.

(c) The ROFO Premises offered to Tenant must be accepted by and leased to Tenant in its entirety.

(d) Anything herein to the contrary notwithstanding, Tenant shall have no rights with respect to the ROFO Premises if:

(i) Tenant is in default under any of the terms, covenants or conditions of this Lease (after any applicable notice and opportunity to cure), either on the date Landlord delivers the ROFO Notice to Tenant or when the ROFO Premises are to be incorporated into this Lease;

(ii) Tenant has assigned or sublet the Premises (other than pursuant to a Permitted Transfer) as of the date Landlord would otherwise deliver the ROFO Notice;

(iii) Tenant or a Permitted Transferee is not occupying the Premises on the date Landlord would otherwise deliver the ROFO Notice;

(iv) the ROFO Premises is not intended for the exclusive use of Tenant or a Permitted Transferee.

29.2. Tenant’s sole rights as to the ROFO Premises shall be as follows:

(a) Prior to offering the ROFO Premises for lease to any third party not described in Section 29.1(a), Landlord shall deliver a written notice (the “ROFO Notice”) to Tenant setting forth the terms upon which Landlord proposes to lease the ROFO Premises.

(b) Tenant shall have seven (7) business days in which to accept the terms contained in the ROFO Notice or otherwise to reach agreement to incorporate the ROFO Premises into the Lease. If Landlord and Tenant do not so reach agreement within such period and thereafter incorporate the ROFO Premises into the Lease, Landlord shall be free to market the ROFO Premises to third parties; provided that Landlord shall not enter into an agreement to lease the ROFO Premises on terms that are materially more favorable to the third party than those set forth in the ROFO Notice. For purposes hereof, the terms offered to a third party shall be deemed to be materially more favorable than those set forth in the ROFO Notice if there is more than a ten percent (10%) reduction in the effective cost per square foot of Rentable Area, considering all of the applicable economic terms, including, without limitation, the length of term, the net rent, any expense or other financial escalation and any financial concessions including free rent and tenant improvement allowance. If the terms agreed to with a third party are materially more favorable than those set forth in the ROFO Notice, then Landlord shall so inform Tenant and Tenant shall have the right, for a period of seven (7) business days, to accept such terms in writing and thereafter promptly, to enter into an amendment of the Lease incorporating the ROFO Premises. In the event Landlord and Tenant do not enter into such amendment within the period specified, Landlord shall be free to enter into a lease with a third party on terms not materially more favorable to the third party than those offered to Tenant.

(c) If Landlord fails to enter into a non-binding letter of intent or binding agreement with a third party with respect to the ROFO Premises within one hundred eighty (180) days after the date of the ROFO Notice, Tenant’s ROFO rights shall be reinstated, and Landlord shall again be obligated to comply with the provisions of this Section 29.

30. RIGHT OF FIRST REFUSAL

30.1. Tenant shall have a continuing right of first refusal (“ROFR”) to lease all of the remainder of the Rentable Area located on the fifth (5th) floor of the Building not yet included as part of the Premises (“ROFR Premises”), subject to the following conditions:

(a) The ROFR shall be subject to any renewals or term extensions of the leases of any current or future tenants in the building with respect to their then leased premises, other than Pharmix.

(b) The ROFR Premises will be incorporated into this Lease except that (a) the economic terms shall be as set forth in the ROFR or as otherwise agreed by the parties, (b) Tenant’s Pro Rata Share shall be increased to reflect the addition of the ROFR Premises, and (c) the number of parking spaces shall be adjusted to reflect the addition of the ROFR Premises. Unless specified otherwise in the ROFR, the ROFR Premises shall be leased on an “as is” basis and Landlord shall have no obligation to improve the ROFR Premises or grant Tenant any improvement allowance for the ROFR Premises. The Term applicable to the ROFR Premises will be the same of the Term of the Lease.

(c) Anything herein to the contrary notwithstanding, Tenant shall have no rights with respect to the ROFR Premises if:

(i) Tenant is in default under any of the terms, covenants or conditions of this Lease (after any applicable notice and opportunity to cure), either on the date Landlord delivers the ROFR Offer to Tenant or when the ROFR Premises are to be incorporated into this Lease;

(ii) Tenant has assigned or sublet the Premises or any part of thereof (other than pursuant to a Permitted Transfer) as of the date Landlord would otherwise deliver the ROFR Offer;

(iii) Tenant or a Permitted Transferee is not occupying the Premises on the date Landlord would otherwise deliver the ROFR Offer;

(iv) the ROFR Premises is not intended for the exclusive use of Tenant or a Permitted Transferee.

30.2. Tenant’s sole rights as to the ROFR Premises shall be as follows:

(a) Upon receipt of a signed non-binding letter of intent, or its equivalent, to lease the ROFR Premises from any third party not described in Section 30.1(a) which Landlord is willing to sign, Landlord shall deliver a copy of such letter of intent to Tenant (the “ROFR Offer”).

(b) Tenant shall have seven (7) business days in which to accept the ROFR Offer or to waive its rights under this Section. If Tenant accepts the ROFR Offer, the ROFR Premises will be incorporated into this Lease except that (a) the economic terms shall be as set forth in the ROFR Offer or as otherwise agreed by the parties, (b) Tenant’s Pro Rata Share shall be increased to reflect the addition of the ROFR Premises, and (c) the number of parking spaces shall be adjusted to reflect the addition of the ROFR Premises. Unless specified otherwise in the ROFR Offer, the ROFR Premises shall be leased on an “as is” basis and Landlord shall have no obligation to improve the ROFR Premises or grant Tenant any improvement allowance for the ROFR Premises. The Term applicable to the ROFR Premises will be the same of the Term of the Lease. If Tenant elects to waive its rights, Landlord shall be free to enter into a lease for the ROFR Premises with the party named in the ROFR Offer on the same terms contained in the ROFR Offer.

(c) If Landlord fails to enter into a binding agreement with such third party within 180 days after the date of the ROFR Offer, Tenant’s ROFR rights shall be reinstated, and Landlord shall again be obligated to comply with the provisions of this Section 29.

31. MISCELLANEOUS

31.1. Entire Agreement. This Lease, including the exhibits which are incorporated herein and made a part of this Lease, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties with respect to the Premises, the Property, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

31.2. No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

31.3. Modification. Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

31.4. Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

31.5. Validity. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

31.6. Jurisdiction. This Lease shall be construed and enforced in accordance with the laws of the State of California. Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California or the United States District Court for the District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

31.7. Attorneys’ Fees. In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.

31.8. Waiver of Jury Trial. To the extent permitted by law, Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

31.9. [intentionally omitted]

31.10. Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

31.11. Lease Memorandum. Neither Landlord or Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

31.12. [intentionally omitted]

31.13. Terms. The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

31.14. Review and Approval. The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use. Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the Property and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord.

31.15. No Beneficiaries. This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

31.16. Time of the Essence. Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

31.17. [intentionally omitted]

31.18. Construction. This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof. Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

31.19. Survival. The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of any act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Lease.

31.20. Counterparts. This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of the Lease.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:	TENANT:

CLARENDON HILLS INVESTORS, LLC	COTHERIX, INC., a Delaware corporation
a California limited liability company

By: /s/ Stephen P. Diamond	By: /s/ Donald J. Santel
Name: Stephen P. Diamond	Name: Donald J. Santel
Its: Manager	Its: Chief Executive Officer

By: /s/ Christine Gray-Smith
Name: Christine Gray-Smith
Its: EVP & Chief Financial Officer

GLOSSARY

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“Abated Rent” is defined in Section 15.2(g).

“ADA” is defined in Section 11.1.

“Additional Rent” is defined in Section 5.3.

“Alterations” is as defined in Section 9.3.

“Applicable Laws” are defined in Section 11.1.

“Assignment” is defined in Section 14.1.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 5.

“Building” is defined in Section 2.1.

“Building Structure” is defined in Section 8.1.

“Building Systems” are defined in Section 7.2(b).

“Business Days” means Monday through Friday, excluding Saturdays, Sundays and federal and state legal holidays.

“Common Area” is defined in Section 2.2.

“Commencement Date” means the date specified in Article 1.

“Effective Date” is defined in the introductory paragraph of this Lease.

“Environmental Activity” is defined in Section 12.1(a).

“Environmental Investigation” is defined in Section 12.7.

“Environmental Laws” are defined in Section 12.1(b).

“Event of Default” is defined in Section 15.1.

“Excess Rent” is defined in Section 14.4.

“Expiration Date” means the date specified in Article 1.

“Hazardous Material” is defined in Section 12.1(c).

“Initial Base Rent” is defined in Article 1.

“Interest Rate” is defined in Section 5.3.

“Landlord” is defined in the introductory paragraph to this Lease.

“Landlord’s Agents” is defined in Section 12.4.

“Landlord’s Expense Statement” is defined in Section 7.3.

“Offer” is defined in Section 14.5.

“Operating Expenses” are defined in Section 7.2(b).

“Permitted Transfers” is defined in Section 14.8.

“Punch List” is defined in Exhibit E.

“Premises” is defined in Section 2.1.

“Prevailing Market Rent” is defined in Exhibit C.

“Property” is defined in Section 2.2.

“Real Estate Taxes” are defined in Section 7.2(a).

“Renewal Option” is defined in Section 4.3.

“Renewal Term” is defined in Section 4.3.

“Rent” means Base Rent, Additional Rent, and all other sums due from Tenant under this Lease.

“Rent Commencement Date” is defined in Article 1.

“Rentable Area” shall be determined pursuant to current BOMA standards.

“ROFO” is defined in Section 29.1.

“ROFO Premises” is defined in Section 29.1.

“ROFR” is defined in Section 30.1.

“ROFR Premises” is defined in Section 30.1.

“Rules and Regulations” is defined in Section 23.1.

“Scheduled Date for Delivery of the Premises” is specified in Article 1.

“Security Deposit” is defined in Article 1.

“Sublease” is defined in Section 14.1.

“Successor” is defined in Section 16.5.

“Supplemental Investigation” is defined in Section 12.7.

“Tenant” is defined in the introductory paragraph to this Lease.

“Tenant Delay” is defined in Exhibit E.

“Tenant Improvement Allowance” is specified in Article 1.

“Tenant Improvement Work” is defined Exhibit E

“Tenant Obligations” is defined in Section 8.2.

“Tenant Systems” is defined in Section 8.2.

“Tenant’s Agents” is defined in Section 2.2.

“Tenant’s Hazardous Materials” is defined in Section 12.1(d).

“Tenant’s Property” is defined in Section 9.6.

“Term” is defined in Article 1 and Section 4.1.

“Termination Date” is defined in Section 4.1.

“Termination Notice” is defined in Section 4.2.

“Transfer” is defined in Section 14.5.

“Transfer Costs” is defined in Section 14.4.

“Transfer Notice” is defined in Section 14.2.

“Transferee” is defined in Section 14.2.

EXHIBIT A

PREMISES

[Picture of Rentable Floor Plan Area]

A-1

EXHIBIT B

AGREEMENT REGARDING COMMENCEMENT DATE, RENT COMMENCEMENT DATE, EXPIRATION DATE, BASE RENT AND RENTABLE AREA

(Letterhead of Landlord)

(Date)

Attention:

Re:    Lease between Clarendon Hills Investors, LLC (Landlord), and CoTherix, Inc. (Tenant), for premises located at 2000 Sierra Point Parkway, Suite 501 & 600, Brisbane, California

Gentlemen/Ladies:

When countersigned by you, this letter will confirm the following for all purposes under the Lease:

The Commencement Date is
The Rent Commencement Date is
The Expiration Date is
The Exercise Date for the First Renewal Option is
The Exercise Date for the Second Renewal Option is

Please acknowledge your agreement by signing and returning two copies of this letter.

Very truly yours,
CLARENDON HILLS INVESTORS, LLC

By:
Name:
Its:

Accepted and Agreed:

COTHERIX, INC.

By:
Its:
Name:
Dated:

B-1

EXHIBIT C

DETERMINATION OF PREVAILING MARKET RENT

The term “Prevailing Market Rent” means the base monthly rent per rentable square foot (net of all expenses) for direct leases from the landlord (as opposed to subleases) of space of comparable size and location to the Premises and in buildings similar in age and quality to the Premises for a comparable term, taking into account any additional rent and all other payments or escalations then being charged and allowances and economic concessions being given for such comparable space over a comparable term. The Prevailing Market Rent shall be proposed by Landlord and Landlord shall give Tenant written notice of such proposal not later than twenty (20) days after delivery by Tenant of Tenant’s notice of exercise of the Renewal Option. If Tenant disputes Landlord’s proposal of the Prevailing Market Rent, Tenant shall so notify Landlord within fifteen (15) business days following Landlord’s notice to Tenant of Landlord’s proposal and, in such case, the Prevailing Market Rent shall be determined as follows:

(a) Within thirty (30) days following Tenant’s notice to Landlord that it disputes Landlord’s proposal of the Prevailing Market Rent, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to agree upon the Prevailing Market Rent.

(b) If within this 30-day period Landlord and Tenant cannot reach agreement as to the Prevailing Market Rent, they shall each select one appraiser to determine the Prevailing Market Rent. Each such appraiser shall arrive at a determination of the Prevailing Market Rent and submit his or her conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described in (a) above.

(c) If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rent. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten (10) percent of the higher of the two, the average of the two shall be the Prevailing Market Rent. If the two appraisals differ by more than ten (10) percent of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Prevailing Market Rent and submit such determination to Landlord and Tenant. This third appraisal will then be averaged with the closer of the previous two appraisals and the result shall be the Prevailing Market Rent.

(d) All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising office, research and development and industrial properties in the San Francisco/Peninsula/South Bay area without preexisting business affiliations with either Landlord or Tenant. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the determination.

C-1

EXHIBIT D

ACCEPTANCE FORM

This Acceptance form is executed with reference to that certain Lease dated as of                     , 2006 by and between CLARENDON HILLS INVESTORS, LLC, a California limited liability company (“Landlord”), and COTHERIX, INC., a Delaware corporation (“Tenant”). Terms defined in the Lease and the exhibits thereto shall have the same meaning when used herein.

Tenant hereby certifies to Landlord that Tenant has inspected the Premises as of                      (the “Date of Inspection”). Tenant further acknowledges that Tenant hereby accepts the delivery of the Premises in its existing condition, subject to the provisions of the Lease (included any stated warranties) and the attached Punch List of minor items to be completed following delivery.

Tenant represents and warrants to Landlord that the person executing this Acceptance Form on behalf of Tenant represents and warrants to Landlord that is duly authorized to execute and deliver this Acceptance Form on behalf of Tenant.

THIS ACCEPTANCE FORM is executed by Tenant as of the Date of Inspection.

TENANT:

COTHERIX, INC.
By:
Name:
Its:

LANDLORD:

CLARENDON HILLS INVESTORS, LLC

By:
Name:
Its:

D-1

EXHIBIT E

WORK LETTER

1.	Tenant Improvement Work. Landlord shall Deliver the Premises to Tenant consistent with the space plan designed by Huntsman Architects dated May 5, 2006 (the “Tenant Improvement Work”) and included within this Exhibit as Schedule 1. All work performed by Landlord pursuant to this Work Letter shall be defined as the “Tenant Improvement Work.” Following Delivery of the Premises, Landlord shall have no further responsibility to perform improvements to the Premises, subject to the Punch List of minor items to be completed following Delivery. The guidelines for the Tenant Improvement Work consist of:

a.	CARPET

Commercial Quality carpet, direct glue, $23 per square yard for goods, not including installation.

b.	RESILIENT FLOORING

VCT tile in the coffee rooms, 5th and 6th floor freight elevator rooms, and server room.

c.	SPECIALTY FLOORING

Install Nikzad IMPORT INC., bamboo flooring in reception area (up to 600 square feet). Product to be Vertical Carbonized Dark Bamboo, 6 5/8” x  5/8” or product with equivalent cost.

d.	BASE

Typical 4” resilient rubber base throughout, with 4” wood base in the reception area. Where necessary for aesthetics or wall repair, 6” base may be used; if it is used, it must meet mutual requirements for aesthetics.

e.	WALLS

All necessary walls to be demolished and constructed per plan and all new walls and existing walls (as needed) installed with sound insulation batt material in and above partition. Server room to be constructed to appropriate fire rating per building codes.

f.	PAINT

One base paint color and up to 3 accent paint colors to be selected by Tenant.

g.	CASEWORK

Landlord shall provide and install up to ten (10) linear feet of new laminate cabinetry (floor cabinets and hanging cabinets above counter). Landlord shall provide and install up to twenty (20) linear feet of granite countertops (cost of granite slabs not to exceed $200 per slab). Landlord shall relocate and reinstall existing cabinetry and countertops as desired.

h.	DOORS AND FRAMES

Standard interior doors to be 8’ high. Private offices and conference room doors to be veneer with anodized aluminum frames, all other doors to be paint grade with anodized aluminum frames. The boardroom will have 9’ veneer doors. The interior telephone rooms and 6th floor mail room will have 8’ paint grade doors with a narrow vision panel. The existing fire-rated 5th floor corridor doors shall be painted and reused. No hold open is required at the elevator lobby doors.

i.	PERIMETER OFFICES

All perimeter offices and selected conference rooms walls to have one (1) 8’ x 3’ glass panel in an anodized aluminum frame. 9’ tall (floor-to-ceiling) doors and butt glazed panels shall be utilized for the 6th floor board room. Touch up exterior metal mullions and sill with paint as needed.

j.	LIGHTING

The existing lighting fixtures will remain and additional matching lighting fixtures will be installed per plan. Occupancy sensors to be installed in private offices and conference rooms, per Title 24 requirements. Tenant to select and pay for specialty fixture for boardroom, Landlord to install.

k.	CEILING GRID

The existing acoustic ceiling grid shall remain, ceiling tiles replaced so that there are no stained, broken, or non-matching ceiling tiles throughout the Premises.

l.	BREAK ROOM EQUIPMENT

Per floor, owner to provide and install 1 (one) breakroom with 1 dishwasher, 1 garbage disposal, 1 hot water dispenser, 1 sink/faucet. Tenant to provide and install 1 full height refrigerator, 2 microwaves, 1 coffee maker, water cooler and vending machines.

m.	ELECTRICAL

All electrical wiring to meet current code. All required switches and outlets to be provided per plan. Hardwire door bell in elevator lobby to be used to gain access when receptionist is away from lobby. Entry to space to be on card key access when receptionist is away from lobby. Receptionist to lock and release entry doors from reception desk.

n.	HVAC

All mechanical systems to meet current code. Per plan, HVAC system should include approximately 12-14 zones. A separate heat pump will be used to cool the Server Room.

o.	WINDOW COVERINGS

Replace any inoperable, damaged or bent window blinds. Replace existing bubbling window film with comparable window film.

p.	SIGNAGE

Building lobby identification to be owner’s responsibility as well as signage at entry to tenant space.

q.	RESTROOMS

Replace carpet in restroom with floor tile to match existing tile or existing threshold. Replace stained toilet seats in restrooms and replace damaged mirrors in restrooms, if necessary. Replace ceiling tile above lavs with new tile. Paint existing vinyl wallcovering.

r.	LIFE SAFETY

Furnish and install all required fire and life safety devices. Install one type of exit sign.

s.	SECURITY

All points of entry to tenant space including stairwell access to 6th floor and Employee meeting room on the 5th floor to be secured with electronic card key access.

t.	STAIRWELL

Clean stairwell for Tenant’s daily use.

2.	Additional Tenant Improvement Work at Tenant Expense. Tenant may request the enhancements to the Tenant Improvement Work listed below. These improvements shall be completed by Landlord but shall be at the Tenant’s sole cost and expense and delay caused by such work shall be considered “Tenant Delay,” as set out in Paragraph 5 below. Any of such items shall also be considered “Tenant Improvement Work” for all purposes under this Lease.

a.	CARPET

Carpet which costs in excess of $23 per square yard for goods, not including installation. Additionally, the 5th common areas (lobby, hallway, and restrooms) may be re-carpeted to match the interior Premises improvements.

b.	RESILIENT FLOORING

4mm Rubber Tile or Forbo Marmoleum may be used in lieu of VCT tile.

c.	CASEWORK

Cabinetry can be upgraded to stain grade. Cabinets with countertops can also be installed in additional rooms, including conference rooms.

d.	FABRIC WRAPPED PANELS

Acoustical and tackable fabric wrapped panel system may be installed in selected conference rooms.

e.	PERIMETER OFFICES

Additional 8’ x 3’ glass panels in anodized aluminum frames may be installed in front of perimeter offices and conference rooms. Larger glass panels may be utilized in lieu of the 8’ x 3’ glass panels provided by Landlord.

f.	SECURITY

IT Server room, Legal / Finance File Room, and Regulatory Affairs file room to be secured with electronic card key access.

g.	LIGHTING

Accent lighting to be provided in lobby.

h.	NEW COFFEE ROOM

A new coffee room located on the 6th floor with new plumbing lines, 1 garbage disposal, 1 hot water dispenser, 1 sink/faucet, 1 full height refrigerator, 2 microwaves, 1 toaster, 1 coffee maker, 1 water cooler and 1 vending machine. A new espresso maker requiring 220v to be provided by Tenant.

i.	STAIRWELL

Install carpet runner in stairwell between 5th and 6th floor.

j.	BOARDROOM AND CONFERENCE ROOMS ENHANCEMENTS

An automatic roller shade or other window covering for privacy may be installed. An automatic projection screen may be installed.

  Credenza cabinet with mini-refrigerator may be installed for the Boardroom.

3.	Exclusions from the Tenant Improvement Work. Tenant, at its own cost and expense, shall be responsible for its voice and data wiring, furniture and workstations, refrigerator or other appliances (other than as noted elsewhere as provided by owner), and all other personal fixtures. Following the acceptance by both Parties of the Tenant Improvement Work, the cost of change orders requested by Tenant, if any, shall be fulfilled by Landlord at Tenant’s sole cost and expense and any delay caused by such change orders shall be considered “Tenant Delay,” as set forth in Paragraph 5 below.

4.	Inspection & Punch List. When Landlord considers the Tenant Improvement Work to be substantially complete so as to satisfy the criteria for “ready for occupancy”, Landlord will notify Tenant and within one (1) business day thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises to verify that they have been completed in compliance with the Project Specifications and to identify any necessary corrective work, repairs and minor completion items, i.e., to develop a “punch list” (the “Punch List”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold their agreement on completion of the Tenant Improvement Work, Delivery of the Premises, or the specific punch list items. Landlord shall use reasonable efforts to complete any punch list items within fifteen (15) days after agreement thereon. Notwithstanding the foregoing, Tenant reserves the right for its representative to inspect the Tenant Improvement Work at any time and from time to time during the course of the Tenant Improvement Work.

5.	Tenant Delays. For the purposes of this Agreement, the parties agree that Tenant shall bear the risk of any delay in the completion of the Tenant Improvement Work caused by any of the following, and that each day of Tenant Delay will result in a reduction in the abated rent period by on e day and an increase in the Scheduled Date for Delivery of Premises by one day: (i) Tenant’s failure to respond within a reasonable time (not to exceed three business days unless a longer time is provided in the Lease or this Tenant Improvement Work Letter) during the design or construction periods to requests for approval, consent, explanation or interpretation of anything relating to the construction of the Tenant Improvement Work; (ii) Tenant’s failure to sign off on Construction Permit Plans by May 19., 2002 and sign off on the Finish Package by June 2, 2006, or within three (3) business days after receipt of the same for approval; and (iii) the effect of any change orders or other revisions of any items of the Tenant Improvement Work (including all items in Section 2, the Additional Tenant Improvement Work at Tenant Expense) requested and agreed to by Tenant, but not to exceed the number of days agreed to by Landlord and Tenant at the time of such change order or revision (collectively, a “Tenant Delay”).

6.	Insurance. Until acceptance of the Premises by Tenant (subject to completion of minor punch list items), the risk of loss with respect to the Tenant Improvement Work and all materials, supplies and work in progress shall be with Landlord.

7.	Tenant’s Contractors & Vendors. At least thirty days prior to the date the Premises are required to be ready for occupancy, Tenant or its vendors shall be allowed access to the Premises for the purposes of furniture installation and installation of its voice and data wiring or other work not requested of Landlord. Landlord shall permit such entry provided Tenant’s contractors work in harmony with and do not in any way disturb or interfere with Landlord’s contractors. Such entry by Tenant and its contractors pursuant to this Section shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay rent.

8.	Change Orders. If any change to the Tenant Improvement Work is required or desirable, Tenant can request it by sending a written Change Order request to Landlord for review. Any Change Order request must describe in detail the proposed change and the effect the change will have on the Tenant Improvement Work and the project schedule. No Change Order will be deemed accepted or binding on either party until there is mutual written agreement on the proposed change and its effect on the cost of the Tenant Improvement Work, schedule and other terms and conditions of this Agreement. If any re-drawing or re-drafting of the construction plans is necessitated by Tenant’s requested changes, the expense of any such re-drawing or re-drafting will be on Tenant.

9.	Payment of Employees, Suppliers and Contractors - Mechanics Liens. Landlord is solely responsible for all payment due to or to become due to all its employees, contractors, subcontractors or material suppliers, or other independent contractors that it may employ to complete the Tenant Improvement Work, including the withholding of appropriate taxes and the compliance with any and all worker’s compensation laws or similar employer obligations for requirements with respect to its employees. Landlord shall be responsible for the discharge of any mechanics liens arising from or asserted in connection with the Tenant Improvement Work. Landlord indemnifies, agrees to defend and saves harmless Tenant and any affiliate, subsidiary, parent corporation, or the employees or agents of any of them (the “Indemnified Parties”) against any and all liability for any claim arising from Landlord’s breach under this Section.

10.	Relationship of the Parties & No Third Party Beneficiaries. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of funding the Tenant Improvement Work or allocation of construction risk nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant. The provisions of this Agreement are solely for the benefit of the parties hereto, and no contractor, subcontractor, material supplier or other third party shall be entitled to any benefits hereof or hereunder.

11.	Warranties. The Tenant Improvement Work shall be completed substantially in conformance with the plans and specifications approved by Tenant, and shall be warranted to be free from defects in workmanship and design for one year from the date placed in service. The benefit of all equipment warranties shall be assigned to or passed through to Tenant.